Exhibit 99.1
FOR IMMEDIATE RELEASE
CONAGRA FOODS REPORTS FISCAL 2011 SECOND-QUARTER RESULTS; CONTINUES TO EXPECT STRONG OPERATING CASH FLOW AND LOW-SINGLE-DIGIT EPS GROWTH IN FISCAL 2011
     Highlights:
•	Diluted EPS from continuing operations of $0.45 as reported and adjusted for items impacting comparability; down 15% as reported and down 12% on a comparable basis.

•	Consumer Foods’ unit volumes and unit market share increased, but profits declined reflecting difficult market conditions, weaker-than-planned response to promotions, and inflation that outpaced cost savings.

•	Pricing and merchandising actions currently under way, strong productivity, lower SG&A, and accelerating contribution from innovation and recently acquired businesses are expected to improve the Consumer Foods segment’s results.

•	Commercial Foods’ sales increased. Operating profits declined, reflecting the margin impact of selling and processing last year’s high-cost, unusually poor-quality potato crop. The new, good-quality crop currently being processed positions the segment for improvement.

•	Fiscal 2011 diluted EPS adjusted for items impacting comparability expected to grow at a low-single-digit rate over comparable fiscal 2010 EPS (Fiscal 2010 EPS: $1.67 as reported, $1.74 comparable base).

•	As previously disclosed, after quarter-end, the company received $554 million in cash from repayment of notes receivable related to a divestiture in 2008. The Board of Directors increased the company’s share repurchase authorization by this amount.

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OMAHA, Neb., Dec. 21, 2010 — ConAgra Foods, Inc., (NYSE: CAG) one of North America’s leading packaged food companies, today reported results for the fiscal 2011 second quarter ended November 28, 2010. Diluted EPS from continuing operations was $0.45 as reported and on a comparable basis. For the same period a year ago, diluted EPS from continuing operations as reported was $0.53, which included $0.02 of net benefit from items impacting comparability. Items impacting comparability in the current year and prior year are summarized toward the end of this release.
Gary Rodkin, ConAgra Foods’ chief executive officer, said, “Several challenges impacted our results. Difficult market conditions, weaker-than-planned consumer response to promotions, and higher-than-planned inflation weighed on Consumer Foods’ profits despite progress in overall unit market shares and volume. Profitability of our Commercial Foods segment was below expectations primarily due to selling and processing last year’s high-cost, unusually low-quality potato crop. In aggregate, it was a challenging quarter.”
He continued, “Several factors are expected to improve year-over-year operating results in the second half of the fiscal year, despite the challenging environment. Very importantly, we are increasing net pricing on a number of our products given the ongoing acceleration of cost inflation. Some price increases have recently been implemented, and more are under way. We are confident that the net effect of these pricing increases will be positive, despite some potential modest volume decline. Our products will continue to deliver outstanding value to consumers even after these pricing actions. Price increases, along with strong cost savings, lower SG&A, accelerating contribution from innovation and recently acquired businesses, and a good-quality potato crop currently being processed are expected to drive improved year-over-year earnings for the rest of the fiscal year. Although the challenging environment is expected to cause this fiscal year’s anticipated EPS growth to be comparatively modest, the operating foundation of the company continues to be strong, and we are confident in our long-term EPS growth potential.”

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CONAGRA FOODS

Consumer Foods Segment (67% of second-quarter sales)
Branded and non-branded food sold in retail and foodservice channels.
The Consumer Foods segment posted sales of $2,104 million and operating profit of $284 million for the second quarter. Sales increased 1% as reported, reflecting a 1% organic volume increase, 3% decline in overall price/mix, and 3% benefit from acquisitions (net of divestitures). The company’s all-outlet unit market share increased for the quarter, while dollar share was largely unchanged in aggregate.
Sales results reflect difficult market conditions and a very competitive environment, which necessitated increased promotional spending. Consumer response to promotions was weaker-than-planned given the challenging economic conditions. The company noted strong sales results for the segment’s frozen business and international markets. Sales for recently acquired and recently introduced products performed well.
❖	Brands posting sales growth for the quarter included DAVID, Marie Callender’s, PAM, Reddi-wip, Slim Jim, Wesson, Wolf, and others.
❖	More brand details can be found in the Q&A document accompanying this release.
❖	Based on accelerating input cost inflation, the company is in the process of implementing pricing increases; despite some potential negative effect on volumes, the company expects the net impact of the pricing increases to improve fiscal 2011 second-half profitability.
Operating profit of $284 million was 14% below $330 million in the year-ago period, as reported. Adjusting for approximately $5 million of restructuring charges in current-quarter results, the comparable year-over-year decline was 13%. The lower profitability reflects the impact of unfavorable price/mix, largely due to promotional spending, as well as inflation that outpaced cost savings. Cost savings during the quarter were in line with expectations, at approximately $80 million, and the company expects to deliver in excess of $275 million of cost savings this fiscal year, with strong savings in the second half.

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The company expects the segment’s year-over-year profit performance to improve in the second half of the fiscal year given the price increases under way, strong cost savings, lower SG&A, and accelerating contribution from innovation and recently acquired businesses.
Commercial Foods Segment (33% of second-quarter sales)
Specialty potato, milled grain products, and seasonings, blends, flavors sold to foodservice and commercial channels worldwide.
Sales for the Commercial Foods segment were $1,057 million, 3% above $1,022 million in the year-ago period. The sales increase reflects improved volumes for Lamb Weston specialty potato products, as well as higher selling prices for the flour milling operations necessitated by higher wheat input costs.
Segment operating profit was $126 million, 16% below $151 million in the year-ago period. The operating profit decline reflects weaker margins at Lamb Weston, primarily due to selling and processing last year’s high-cost, unusually poor-quality potato crop. The company also incurred start up costs at the new Delhi, La., sweet potato plant, which began operations during the quarter. The company finished its inventory of the old potato crop, and began processing this year’s new, good-quality potato crop this quarter; fiscal second-half profits for the Lamb Weston specialty potato operations are on track for year-over-year improvement. Although still strong, flour milling profits were down from last year’s high levels, as expected. Profits for the seasonings, blends, and flavors operations were in line with year-ago amounts, as planned.
Hedging Activities — This language primarily relates to operations other than the company’s milling operations.
The company recorded $9 million of net hedging benefit within unallocated Corporate expense in the current quarter, and $6 million of net hedging benefit within unallocated Corporate expense in the year-ago period. The company identifies both of these amounts as items impacting comparability. Those amounts are reclassified from unallocated Corporate expense to the operating segments when the underlying commodity or foreign currency being hedged is expensed in segment cost of goods sold.

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CONAGRA FOODS

Other Items
•	Corporate expense was $79 million for the quarter and $94 million in the year-ago period. Current-quarter amounts include $9 million due to hedge benefit, and prior-year amounts include $6 million of hedge benefit. Excluding these amounts, Corporate expense was $88 million for the current quarter and $100 million in the year-ago period; the decrease reflects lower incentive compensation expense. The company has maintained a strong focus on overhead cost control. Incentive compensation expense is expected to be lower year-over-year, which will favorably impact EPS growth.
•	Equity method investment earnings were $5 million in the current quarter and $6 million in the year-ago period.
•	Net interest expense was $34 million in the current quarter, compared with $41 million in the year-ago period; interest income from the notes receivable held in connection with the divestiture of the Trading & Merchandising operations benefited the current quarter and the year-ago period by $19 million and $20 million, respectively. The year-over-year decline reflects the repayment of debt earlier this fiscal year, and the benefit of interest rate swaps.
•	The effective tax rate for continuing operations for the quarter was approximately 34%. The company continues to expect the continuing operations effective tax rate for the full fiscal year 2011 to be approximately 34%, adjusted for items impacting comparability.
Capital Items
•	After quarter end, the company received $554 million in cash as payment in full of the principal and interest due on the two outstanding tranches of notes receivable related to the divestiture of the Trading & Merchandising operations in June 2008. The two tranches of notes had been scheduled to mature in June 2011 and June 2012.
o	The Board of Directors increased the company’s share repurchase authorization by the amount of the early payment, $554 million.

o	Reflecting approximately $100 million of shares repurchased during the second quarter and the recent $554 million authorization increase, the remaining share repurchase authorization is

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CONAGRA FOODS

approximately $750 million. The company plans to complete its share repurchase program over the next several quarters, subject to market conditions. Repurchases may be completed through negotiated transactions or open market purchases.

o	Given the expected timing of share repurchases, the EPS benefit of the share repurchases is not expected to totally offset the impact of foregone interest income in the second half of the fiscal year. The company therefore expects to have a negative impact of $0.03-$0.04 to EPS in the second half of fiscal 2011 due to these matters. The company does not expect any significant EPS impact in fiscal 2012 related to these capital allocation events.
•	Dividends for the quarter totaled $88 million versus $84 million for the year-ago period.
•	For the quarter, capital expenditures from continuing operations for property, plant, and equipment were $82 million, compared with $123 million in the year-ago period. Depreciation and amortization expense from continuing operations was approximately $89 million for the quarter; this compares with a total of $81 million in the year-ago period.
Outlook for Fiscal 2011
The company expects fiscal 2011 full-year diluted EPS, adjusted for items impacting comparability, to show a low-single-digit rate of growth over the comparable $1.74 earned in fiscal 2010. This outlook reflects weaker-than-planned first-half EPS and the negative earnings impact related to the early payment of notes receivable. The company’s expectations for improved operating results in the second half of the fiscal year are based on pricing actions under way, strong cost savings, lower SG&A, accelerating contribution from innovation and recently acquired businesses, as well as the benefit of a good-quality potato crop already being processed at Lamb Weston. The company expects year-over-year EPS improvement in the fiscal 2011 third and fourth quarters, with EPS amounts being higher in the fourth quarter than in the third quarter largely due to the timing of price increases. The company expects operating cash flow to be approximately $1.2 billion for the fiscal year.

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CONAGRA FOODS

Major Items Impacting Second-quarter Fiscal 2011 EPS Comparability
Included in the $0.45 diluted EPS from continuing operations for the second quarter of fiscal 2011 (EPS amounts rounded and after tax):
•	Approximately $0.01 per diluted share of net benefit, or $9 million pretax, related to the mark-to-market impact of derivatives used to hedge input costs, temporarily classified in unallocated Corporate expense. This will later be reclassified to the operating segments when underlying hedged items are expensed in segment cost of goods sold.
•	Approximately $0.01 per diluted share of expense, or $5 million pretax, related to restructuring plans; this expense is classified within the Consumer Foods segment ($4 million COGS, $1 million SG&A).
Included in the $0.53 diluted EPS from continuing operations for the second quarter of fiscal 2010 (EPS amounts rounded and after tax):
•	Approximately $0.02 per diluted share of net benefit from a lower-than-planned effective income tax rate.
•	Approximately $0.01 per diluted share of net benefit related to the mark-to-market impact of derivatives used to hedge input costs, temporarily classified in unallocated Corporate expense. This expense will later be reclassified to the operating segments when underlying hedged items are expensed in segment cost of goods sold.
•	NOTE: When reporting second quarter diluted EPS from continuing operations in fiscal 2010, there was $0.01 of EPS related to the Gilroy Foods & Flavors dehydrated vegetable operations within continuing operations. This business was subsequently divested, and the $0.01 of EPS is now included in discontinued operations. As a result of this reclassification, fiscal 2010 second quarter diluted EPS from continuing operations, excluding items impacting comparability, now rounds to $0.51 instead of the $0.52 as presented in the prior year.

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CONAGRA FOODS

Discussion of Results
ConAgra Foods will host a conference call at 9:30 a.m. EST today to discuss the results. Following the company’s remarks, the call will include a question-and-answer session with the investment community. Domestic and international participants may access the conference call toll-free by dialing 1-800-967-7141 and 1-719-457-2707, respectively. No confirmation or pass code is needed. This conference call also can be accessed live on the Internet at http://investor.conagrafoods.com.
A rebroadcast of the conference call will be available after 1 p.m. EST today. To access the digital replay, a pass code number will be required. Domestic participants should dial 1-888-203-1112, and international participants should dial 1-719-457-0820 and enter pass code 8587409. A rebroadcast also will be available on the company’s website.
In addition, the company has posted a question-and-answer supplement relating to this release at http://investor.conagrafoods.com. To view recent company news, please visit http://media.conagrafoods.com.
ConAgra Foods, Inc., (NYSE: CAG) is one of North America’s leading food companies, with brands in 97 percent of America’s households. Consumers find Banquet, Chef Boyardee, Egg Beaters, Healthy Choice, Hebrew National, Hunt’s, Marie Callender’s, Orville Redenbacher’s, PAM, Peter Pan, Reddi-wip, Slim Jim, Snack Pack and many other ConAgra Foods brands in grocery, convenience, mass merchandise and club stores. ConAgra Foods also has a strong business-to-business presence, supplying frozen potato and sweet potato products as well as other vegetable, spice and grain products to a variety of well-known restaurants, foodservice operators and commercial customers. For more information, please visit us at www.conagrafoods.com.

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CONAGRA FOODS

Note on Forward-looking Statements
This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current views and assumptions of future events and financial performance and are subject to uncertainty and changes in circumstances. The company undertakes no responsibility for updating these statements. Readers of this release should understand that these statements are not guarantees of performance or results. Many factors could affect the company’s actual financial results and cause them to vary materially from the expectations contained in the forward-looking statements. These factors include, among other things: availability and prices of raw materials; the impact of the accident at the Garner, N.C., manufacturing facility, including the ultimate costs incurred and the amounts received under insurance policies; the effectiveness of its product pricing, including any price increases and promotions; future economic circumstances; industry conditions; the company’s ability to execute its operating plans; the success of the company’s innovation, marketing, and cost-saving initiatives; the amount and timing of repurchases of the company’s common stock, if any; the competitive environment and related market conditions; operating efficiencies; the ultimate impact of the company’s product recalls; access to capital; actions of governments and regulatory factors affecting the company’s businesses, including the Patient Protection and Affordable Care Act; and other risks described in the company’s reports filed with the Securities and Exchange Commission. The company cautions readers not to place undue reliance on any forward-looking statements included in this release, which speak only as of the date of this release.

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CONAGRA FOODS

Regulation G Disclosure
Below is a reconciliation of diluted earnings per share adjusted for items impacting comparability.
Q2 FY11 & Q2 FY10 Diluted EPS from Continuing Operations — Reconciliation for Regulation G Purposes

			Year-
			over-year
	Q2 FY11	Q2 FY10	% change
Diluted EPS from continuing operations	$0.45	$0.53	-15%
Items impacting comparability:
Expense related to restructuring charges, principally Garner, N.C., and Edina, Minn.	0.01	—
(Benefit) related to unallocated mark-to-market impact of derivatives	(0.01)	(0.01)
(Benefit) of lower-than-planned effective income tax rate	—	(0.02)
Rounding	—	0.01

Diluted EPS from continuing operations, excluding items impacting comparability	$0.45	$0.51	-12%
Diluted EPS from Gilroy Foods & Flavors operations, reclassified to discontinued operations in Q4 FY10, but part of the company’s FY10 EPS guidance	—	0.01

Diluted EPS adjusted for items impacting comparability	$0.45	$0.52	-13%

FY10 EPS — Reconciliation for Regulation G Purposes

Total
FY10
Diluted EPS from continuing operations	$1.67
Items impacting comparability:
Expense related to unallocated mark-to-market impact of derivatives (Q1)	0.01
(Benefit) related to unallocated mark-to-market impact of derivatives (Q2)	(0.01)
(Benefit) related to gain on sale of Luck’s brand (Q3)	(0.02)
(Benefit) related to environmental liability estimates (Q3)	(0.02)
(Benefit) of lower-than-planned effective income tax rate (Q2, Q3, Q4)	(0.05)
Diluted EPS from Gilroy Foods & Flavors operations, reclassified to discontinued operations in Q4 FY10, but part of the company’s FY10 EPS guidance (Q4)	0.04
Expense related to Garner, N.C., and Edina, Minn., restructuring charges (Q3, Q4)	0.06
Expense related to impairment charge on an existing facility (Q4)	0.05
Expense related to tax credit transaction related to Delhi, La., sweet potato facility (Q4)	0.02
Rounding included in above items	(0.01)

Diluted EPS adjusted for items impacting comparability	$1.74

Consumer Foods Segment
Below is a reconciliation of segment operating profit exclusive of items impacting comparability.
Consumer Foods Segment Operating Profit Reconciliation
(impacted by rounding)

			Year-
			over-year
(Dollars in millions)	Q2 FY11	Q2 FY10	% change
Consumer Foods Segment Operating Profit	$284	$330	-14%
Expense related to restructuring charges, principally Garner, N.C., and Edina, Minn.	5	—

Consumer Foods Segment Adjusted Operating Profit	$289	$330	-13%

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CONAGRA FOODS

ConAgra Foods, Inc.
Segment Operating Results
(in millions)
(unaudited)

	SECOND QUARTER
	13 Weeks Ended	13 Weeks Ended
	November 28, 2010	November 29, 2009	Percent Change
SALES
Consumer Foods	$2,104.2	$2,078.1	1.3%
Commercial Foods	1,056.9	1,022.0	3.4%

Total	3,161.1	3,100.1	2.0%

OPERATING PROFIT
Consumer Foods	$283.9	$330.0	(14.0)%
Commercial Foods	126.3	151.0	(16.4)%

Total operating profit for segments	410.2	481.0	(14.7)%

Reconciliation of total operating profit to income from continuing operations before income taxes and equity method investment earnings
Items excluded from segment operating profit:
General corporate expense	(78.5)	(94.5)	(16.9)%
Interest expense, net	(33.7)	(40.5)	(16.8)%

Income from continuing operations before income taxes and equity method investment earnings	$298.0	$346.0	(13.9)%

Segment operating profit excludes general corporate expense, equity method investment earnings, and net interest expense. Management believes such amounts are not directly associated with segment performance results for the period. Management believes the presentation of total operating profit for segments facilitates period-to-period comparison of results of segment operations.

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CONAGRA FOODS

ConAgra Foods, Inc.
Segment Operating Results
(in millions)
(unaudited)

	SECOND QUARTER
	26 Weeks Ended	26 Weeks Ended
	November 28, 2010	November 29, 2009	Percent Change
SALES
Consumer Foods	$3,928.4	$3,938.2	(0.2)%
Commercial Foods	2,050.3	2,048.2	0.1%

Total	5,978.7	5,986.4	(0.1)%

OPERATING PROFIT
Consumer Foods	$497.9	$579.9	(14.1)%
Commercial Foods	238.1	285.1	(16.5)%

Total operating profit for segments	736.0	865.0	(14.9)%

Reconciliation of total operating profit to income from continuing operations before income taxes and equity method investment earnings
Items excluded from segment operating profit:
General corporate expense	(162.5)	(194.2)	(16.3)%
Interest expense, net	(71.0)	(81.9)	(13.3)%

Income from continuing operations before income taxes and equity method investment earnings	$502.5	$588.9	(14.7)%

Segment operating profit excludes general corporate expense, equity method investment earnings, and net interest expense. Management believes such amounts are not directly associated with segment performance results for the period. Management believes the presentation of total operating profit for segments facilitates period-to-period comparison of results of segment operations.

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CONAGRA FOODS

ConAgra Foods, Inc.
Consolidated Statements of Earnings
(in millions, except per share amounts)
(unaudited)

	SECOND QUARTER
	13 Weeks Ended	13 Weeks Ended	Percent
	November 28, 2010	November 29, 2009	Change
Net sales	$3,161.1	$3,100.1	2.0%
Costs and expenses:
Cost of goods sold	2,401.0	2,257.5	6.4%
Selling, general and administrative expenses	428.4	456.1	(6.1)%
Interest expense, net	33.7	40.5	(16.8)%

Income from continuing operations before income taxes and equity method investment earnings	298.0	346.0	(13.9)%
Income tax expense	101.4	114.1	(11.1)%
Equity method investment earnings	4.6	5.9	(22.0)%

Income from continuing operations	201.2	237.8	(15.4)%

Income from discontinued operations, net of tax	0.6	1.4	(57.1)%

Net income	$201.8	$239.2	(15.6)%

Less: Net income (loss) attributable to noncontrolling interests	0.9	(0.5)	N/A

Net income attributable to ConAgra Foods, Inc.	$200.9	$239.7	(16.2)%

Earnings per share — basic

Income from continuing operations	$0.46	$0.54	(14.8)%
Income from discontinued operations	—	—	—

Net income	$0.46	$0.54	(14.8)%

Weighted average shares outstanding	437.8	443.2	(1.2)%

Earnings per share — diluted

Income from continuing operations	$0.45	$0.53	(15.1)%
Income from discontinued operations	—	0.01	N/A

Net income	$0.45	$0.54	(16.7)%

Weighted average share and share equivalents outstanding	441.6	446.2	(1.0)%

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CONAGRA FOODS

ConAgra Foods, Inc.
Consolidated Statements of Earnings
(in millions, except per share amounts)
(unaudited)

	SECOND QUARTER
	26 Weeks Ended	26 Weeks Ended	Percent
	November 28, 2010	November 29, 2009	Change
Net sales	$5,978.7	$5,986.4	(0.1)%
Costs and expenses:
Cost of goods sold	4,566.8	4,437.6	2.9%
Selling, general and administrative expenses	838.4	878.0	(4.5)%
Interest expense, net	71.0	81.9	(13.3)%

Income from continuing operations before income taxes and equity method investment earnings	502.5	588.9	(14.7)%
Income tax expense	168.4	202.9	(17.0)%
Equity method investment earnings	10.8	14.8	(27.0)%

Income from continuing operations	344.9	400.8	(13.9)%

Income from discontinued operations, net of tax	3.2	3.6	(11.1)%

Net income	$348.1	$404.4	(13.9)%

Less: Net income (loss) attributable to noncontrolling interests	0.8	(1.2)	N/A

Net income attributable to ConAgra Foods, Inc.	$347.3	$405.6	(14.4)%

Earnings per share — basic

Income from continuing operations	$0.78	$0.91	(14.3)%
Income from discontinued operations	—	—	—

Net income	$0.78	$0.91	(14.3)%

Weighted average shares outstanding	439.7	443.2	(0.8)%

Earnings per share — diluted

Income from continuing operations	$0.77	$0.90	(14.4)%
Income from discontinued operations	0.01	0.01	—

Net income	$0.78	$0.91	(14.3)%

Weighted average share and share equivalents outstanding	443.8	445.8	(0.4)%

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CONAGRA FOODS

ConAgra Foods, Inc.
Consolidated Balance Sheets
(in millions)
(unaudited)

	November 28, 2010	May 30, 2010
ASSETS
Current assets
Cash and cash equivalents	$545.2	$953.2
Receivables, less allowance for doubtful accounts of $7.6 and $8.5	902.5	849.6
Inventories	1,974.3	1,606.5
Prepaid expenses and other current assets	771.8	307.3
Current assets held for sale	—	243.5

Total current assets	4,193.8	3,960.1

Property, plant and equipment, net	2,666.1	2,625.0
Goodwill	3,606.9	3,552.1
Brands, trademarks and other intangibles, net	932.7	874.8
Other assets	204.0	695.6
Noncurrent assets held for sale	—	30.4

	$11,603.5	$11,738.0

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Notes payable	$0.6	$0.6
Current installments of long-term debt	356.1	260.2
Accounts payable	1,122.8	919.1
Accrued payroll	123.3	263.9
Other accrued liabilities	677.2	579.0
Current liabilities held for sale	—	13.4

Total current liabilities	2,280.0	2,036.2

Senior long-term debt, excluding current installments	2,684.0	3,030.5
Subordinated debt	195.9	195.9
Other noncurrent liabilities	1,491.9	1,541.3
Noncurrent liabilities held for sale	—	5.2
Total stockholders’ equity	4,951.7	4,928.9

	$11,603.5	$11,738.0

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CONAGRA FOODS

ConAgra Foods, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(in millions)
(unaudited)

	Twenty-six weeks ended
	November 28,	November 29,
	2010	2009
Cash flows from operating activities:
Net income	$348.1	$404.4
Income from discontinued operations	3.2	3.6

Income from continuing operations	344.9	400.8

Adjustments to reconcile income from continuing operations to net cash flows from operating activities:
Depreciation and amortization	175.5	159.5
Impairment charges related to Garner accident	—	19.6
Insurance recoveries recognized related to Garner accident	(1.8)	(41.0)
Advances from insurance carriers related to Garner accident	10.9	28.6
Proceeds from interest rate swap settlement	31.5	—
Loss on sale of fixed assets	3.0	2.8
Distributions from affiliates greater (less) than current earnings	(2.7)	3.4
Contributions to pension plans	(112.0)	(17.1)
Share-based payments expense	22.7	26.7
Non-cash interest income on payment-in-kind notes	(37.3)	(39.8)
Other items	56.2	36.9
Change in operating assets and liabilities before effects of business acquisitions and dispositions:
Accounts receivable	(47.7)	(71.7)
Inventory	(353.0)	(109.4)
Prepaid expenses and other current assets	59.1	28.6
Accounts payable	207.2	130.9
Accrued payroll	(139.9)	16.3
Other accrued liabilities	99.3	109.4

Net cash flows from operating activities — continuing operations	315.9	684.5
Net cash flows from operating activities — discontinued operations	3.2	(27.3)

Net cash flows from operating activities	319.1	657.2

Cash flows from investing activities:
Additions to property, plant and equipment	(211.2)	(239.8)
Sale of property, plant and equipment	1.5	2.3
Advances from insurance carriers related to Garner accident	13.1	10.6
Purchase of businesses and intangible assets	(136.0)	(3.0)

Net cash flows from investing activities — continuing operations	(332.6)	(229.9)
Net cash flows from investing activities — discontinued operations	245.7	4.3

Net cash flows from investing activities	$(86.9)	$(225.6)

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CONAGRA FOODS

ConAgra Foods, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows (continued)
(in millions)
(unaudited)

	Twenty-six weeks ended
	November 28,	November 29,
	2010	2009
Cash flows from financing activities:
Repayment of long-term debt	$(289.3)	$(9.0)
Repurchase of ConAgra Foods common shares	(200.0)	—
Cash dividends paid	(176.4)	(169.2)
Exercise of stock options and issuance of other stock awards	21.6	(11.7)
Other items	(0.2)	1.4

Net cash flows from financing activities — continuing operations	(644.3)	(188.5)
Net cash flows from financing activities — discontinued operations	(0.1)	(0.4)

Net cash flows from financing activities	(644.4)	(188.9)

Effect of exchange rate changes on cash and cash equivalents	4.2	4.3

Net change in cash and cash equivalents	(408.0)	247.0
Cash and cash equivalents at beginning of period	953.2	243.2

Cash and cash equivalents at end of period	$545.2	$490.2

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